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                                 Exhibit 99.1

                             FOR IMMEDIATE RELEASE
                             ---------------------


 BOSTON LIFE SCIENCES ANNOUNCES SUBMISSION OF NDA AMENDMENT FOR THERAFECTIN/R/


Boston, MA--July 1, 1998. Boston Life Sciences, Inc. (NASDAQ: BLSI) announced that it had submitted an amendment to the pending NDA for THERAFECTIN. The amendment is comprised of the results of the Company's Phase III trial of THERAFECTIN as well as the manufacturing data pertaining to the clinical supplies used in the study. The results of the trial had previously been summarized in a January 20, 1998 Company Press Release. The Company has requested marketing approval based on the results of the trial and the previous data contained in the THERAFECTIN NDA.

THERAFECTIN is a carbohydrate-based small molecule that has been developed as an oral treatment of Rheumatoid Arthritis. "We believe, based on its favorable safety profile and convenient oral dosing, that THERAFECTIN, if approved, would receive significant market acceptance", said Marc Lanser, MD, Chief Scientific Officer at BLSI.

BLSI is developing novel treatments for cancer, autoimmune disease, and central nervous system disorders. In addition to THERAFECTIN, products in clinical trials or in preclinical development by BLSI include Troponin I, a naturally-occurring anti-angiogenesis factor for the potential treatment of solid tumors; AF1 for the potential treatment of stroke and spinal cord injury; Altropane, a radioimaging agent for the diagnosis of Parkinson's Disease; and transcription factors that may control the expression of molecules associated with autoimmune disease and allergies.

This press release contains forward-looking statements regarding market prospects for THERAFECTIN. Actual results may vary materially, and there can be no assurance that regulatory approval will be obtained, or that if obtained, that THERAFECTIN will receive significant market acceptance.


For additional information contact:

David Hillson
President and CEO
617-425-0200


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